                                                                   EXHIBIT 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses constituting part of this Registration Statement on Form S-3 of our report dated January 31, 2002 appearing on page F-2 of AIG SunAmerica Life Assurance Company's (formerly, Anchor National Life Insurance Company) Annual Report on Form 10-KA for the year ended December 31, 2001 and of our report dated March 8, 2002 relating to the financial statements of Variable Separate Account (Portion Relating to the Polaris Platinum Variable Annuity) and our report dated March 8, 2002 relating to the financial statements of Variable Separate Account (Portion Relating to the Polaris Protector Variable Annuity). We also consent to the references to us under the heading "Independent Accountants" in such Prospectuses.


PricewaterhouseCoopers LLP
Los Angeles, California
September 18, 2002